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                                                                     Exhibit 99



                                  Attachment A
                                  ------------

FOR IMMEDIATE RELEASE
AUGUST 5, 1997
FT. LAUDERDALE, FL



ROADHOUSE GRILL, INC. (NASDAQ "GRLL") SEEKS NEW CEO/PRESIDENT

Roadhouse Grill, Inc. today announced the resignation of J. David Toole, III as President and CEO who has left to pursue other interests.

Mr. Toole, noted: "The Company has reached a size where it makes sense to bring in a seasoned industry veteran to take the Company to the next level." The
Board of Directors has retained a leading executive search firm to assist in the search for a new President and CEO with experience in growth situations. K.P. Tan, Chairman of the Board, stated that "during this transition period, I have every confidence that the current management team will further the positive momentum underway. Until a new President and CEO is appointed, Brad Haber, VP of Operations, and Dennis Jones, EVP/CFO, will report directly to the Board of Directors."

Roadhouse Grill, Inc. currently owns and operates 39 restaurants and franchises or licenses eight full-service, casual dining restaurants under the name "Roadhouse Grill". The Roadhouse Grill concept offers a fun, value-oriented dining experience that features premium quality grilled entrees and friendly service consistent with the Company's motto "Good Food and a Smile... That's Roadhouse Style!" The comfortable, entertaining roadhouse setting is designed to appeal to a broad range of customers, including business people, couples, singles and particularly families.